FOR IMMEDIATE RELEASE	CONTACT:
Thursday, August 1, 2019	Kathleen Till Stange, V.P. Corporate & Investor Relations
(515) 226-6780, Kathleen.TillStange@FBLFinancial.com

FBL Financial Group Reports Second Quarter 2019 Results

West Des Moines, Iowa, August 1, 2019 -

Financial Highlights
(Dollars in thousands, except per share data)

	Three months ended June 30,
	2019	2018
Net income attributable to FBL Financial Group	$32,298	$32,803
Adjusted operating income(1)	31,737	31,915
Earnings per common share (assuming dilution):
Net income	1.30	1.31
Adjusted operating income(1)	1.28	1.28

FBL Financial Group, Inc. (NYSE: FFG) today reported net income attributable to FBL Financial Group for the second quarter of 2019 of $32.3 million, or $1.30 per diluted common share, compared to $32.8 million, or $1.31 per diluted common share, for the second quarter of 2018. Adjusted operating income(1) totaled $31.7 million, or $1.28 per common share, for the second quarter of 2019, compared to $31.9 million, or $1.28 per common share, for the second quarter of 2018. Second quarter 2019 earnings per share reflects:

•	Mortality results better than expected in the Life segment

•	Lower amortization of acquisition costs in the Corporate and Other segment due to the positive impact of equity markets on separate account performance

•	The benefit of other investment-related income of $0.05 per share

•	Lower spread income in the Annuity segment

Adjusted operating income differs from the GAAP measure, net income attributable to FBL Financial Group, in that it excludes realized gains and losses on investments, and the change in net unrealized gains and losses on derivatives and equity securities. For further information on this non-GAAP financial measure, please refer to Note (1) and the reconciliation provided within this release.

"FBL Financial Group’s second quarter 2019 earnings results were very strong with second quarter net income of $1.30 per share and adjusted operating income of $1.28 per share,” said James P. Brannen, Chief Executive Officer of FBL Financial Group, Inc. “We continue to focus on the fundamentals: serving the needs of the Farm Bureau niche market and providing products and services to protect what our customers value most. This focus, along with financial discipline, drives our consistently strong results, allowing us to fulfill our purpose of protecting livelihood and futures."

Product Revenues Increase from 2018. Premiums and product charges for the second quarter of 2019 increased to $83.5 million compared to $82.0 million in the second quarter of 2018. Interest sensitive product charges increased 5 percent while traditional life insurance premiums decreased slightly during the quarter. Premiums collected(2) in the second quarter of 2019 totaled $152.2 million compared to $171.4 million in the second quarter of 2018. Life insurance premiums collected increased two percent while annuity premiums collected decreased 25 percent, impacted by the low market interest rate environment.

Investment Income of $105 Million in Second Quarter. Net investment income in the second quarter of 2019 totaled $104.9 million, compared to $104.0 million in the second quarter of 2018. This increase reflects an increase in average invested assets, partially offset by lower investment yields. The annualized yield earned on average invested assets, with securities at amortized cost, including investments held as securities and indebtedness of related parties, was 5.00 percent for the six months ended June 30, 2019 compared to 5.18 percent for the six months ended June 30, 2018. At June 30, 2019, 98 percent of the fixed maturity securities in FBL Financial Group's investment portfolio were investment grade debt securities.

Benefits and Expenses. Benefits and expenses totaled $156.5 million in the second quarter of 2019, compared to $153.0 million in the second quarter of 2018. Death benefits, net of reinsurance and reserves released, totaled $25.1 million in the second quarter of 2019, compared to $26.6 million in the second quarter of 2018. By its nature, mortality experience can fluctuate from quarter to quarter.

Net Realized Gains in the Second Quarter. In the second quarter of 2019, FBL Financial Group recognized net realized gains on investments of $0.4 million. This is attributable to realized gains of $0.2 million, realized losses of $0.3 million and a gain from the increase in fair value of equity securities of $0.5 million.

Stock Repurchases. During the second quarter of 2019, FBL Financial Group did not repurchase any shares of its Class A or Class B common stock. FBL Financial Group has $36.3 million remaining under its current stock repurchase program.

Capital and Book Value. As of June 30, 2019, the book value per share of FBL Financial Group common stock totaled $56.55, compared to $47.78 at December 31, 2018. Book value per share, excluding accumulated other comprehensive income(3), totaled $44.27 at June 30, 2019, compared to $44.09 at December 31, 2018. The June 30, 2019 company action level risk based capital ratio of FBL Financial Group's wholly owned subsidiary, Farm Bureau Life Insurance Company, was approximately 553 percent.

Further Financial Information. Further information on FBL Financial Group's financial results, including results by segment, may be found in FBL Financial Group's financial supplement, available on its website, www.fblfinancial.com.

Conference Call. FBL Financial Group will hold a conference call with investors tomorrow, August 2, 2019, at 9:00 a.m. Eastern Time. The call will be webcast and a replay will be available on FBL Financial Group's website.

Certain statements in this release concerning FBL Financial Group's prospects for the future are forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act. These statements generally can be identified by their context, including terms such as “believes,” “anticipates,” “expects,” or similar words. These statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statement. These risks and uncertainties are detailed in FBL Financial Group's reports filed with the Securities and Exchange Commission and include, but are not limited to, changes in interest rates, difficult conditions in financial markets and the economy, lack of liquidity and access to capital, investment valuations, competitive factors, a decrease in ratings, changes in laws and regulations, differences between actual claims experience and underwriting assumptions, relationships with Farm Bureau organizations, the ability to attract and retain sales agents and adverse results from litigation. These forward-looking statements are based on assumptions which FBL Financial Group believes to be reasonable; however, no assurance can be given that the assumptions will prove to be correct. FBL Financial Group undertakes no obligation to update any forward-looking statements.

FBL Financial Group is a holding company whose purpose is to protect livelihoods and futures. Operating under the consumer brand name Farm Bureau Financial Services, it offers a broad range of life insurance, annuity and investment products distributed by multiline exclusive Farm Bureau agents. In addition, FBL Financial Group manages all aspects of two Farm Bureau affiliated property-casualty insurance companies for a management fee. Headquartered in West Des Moines, Iowa, FBL Financial Group is traded on the New York Stock Exchange under the symbol FFG. For more information, please visit www.fblfinancial.com and www.fbfs.com.

- FINANCIAL INFORMATION AND NOTES FOLLOW -

FBL Financial Group, Inc.
Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2019	2018	2019	2018
Revenues:
Interest sensitive product charges	$32,534	$30,906	$63,800	$61,004
Traditional life insurance premiums	50,987	51,091	100,379	100,588
Net investment income	104,894	103,974	214,534	204,996
Net realized capital gains (losses)	377	841	10,534	(906)
Net other-than-temporary impairment losses recognized in earnings	—	—	(869)	(1,040)
Other income	4,114	3,637	8,084	8,237
Total revenues	192,906	190,449	396,462	372,879

Benefits and expenses:
Interest sensitive product benefits	65,223	62,637	135,819	123,982
Traditional life insurance benefits	41,960	43,725	88,635	89,181
Policyholder dividends	2,564	2,560	5,098	5,111
Underwriting, acquisition and insurance expenses	38,948	37,210	75,137	76,787
Interest expense	1,212	1,213	2,424	2,426
Other expenses	6,635	5,627	12,885	11,220
Total benefits and expenses	156,542	152,972	319,998	308,707
	36,364	37,477	76,464	64,172
Income taxes	(5,511)	(5,831)	(11,787)	(9,644)
Equity income, net of related income taxes	1,404	1,139	1,624	1,799
Net income	32,257	32,785	66,301	56,327
Net loss attributable to noncontrolling interest	41	18	40	41
Net income attributable to FBL Financial Group, Inc.	$32,298	$32,803	$66,341	$56,368

Earnings per common share - assuming dilution	$1.30	$1.31	$2.68	$2.25

Weighted average common shares	24,757,090	24,916,597	24,761,161	24,960,391
Effect of dilutive securities	11,122	12,903	11,149	14,405
Weighted average common shares - diluted	24,768,212	24,929,500	24,772,310	24,974,796

(1) Reconciliation of Net Income Attributable to FBL Financial Group to Adjusted Operating Income - Unaudited

FBL Financial Group consistently utilizes adjusted operating income, a financial measure common in the life insurance industry that is not prepared in accordance with U.S. generally accepted accounting principles (GAAP), as a primary economic measure to evaluate its financial performance. Adjusted operating income consists of net income attributable to FBL Financial Group adjusted to exclude realized gains and losses on investments, and the change in fair value of derivatives and equity securities, which can fluctuate greatly from period to period. These fluctuations make it difficult to analyze core operating trends. In addition, for derivatives not designated as hedges, there is a mismatch between the valuation of the asset and liability when deriving net income (loss). Specifically, call options relating to indexed business are one-year assets while the embedded derivatives in the indexed contracts represent the rights of the contract holder to receive index credits over the entire period the indexed products are expected to be in force. This non-GAAP measure is used for goal setting, determining short-term incentive compensation and evaluating performance on a basis comparable to that used by many in the investment community. FBL Financial Group believes the presentation and evaluation of adjusted operating income provides information that may enhance an investor's understanding of FBL Financial Group's underlying results and profitability. A reconciliation is provided in the following table:

	Three months ended		Six months ended
	June 30,		June 30,
	2019	2018	2019	2018
	(Dollars in thousands, except per share data)
Net income attributable to FBL Financial Group	$32,298	$32,803	$66,341	$56,368
Adjustments:
Net realized gains/losses on investments(a)	(289)	(694)	(7,519)	1,529
Change in net unrealized gains/losses on derivatives(a)	(272)	(194)	(1,183)	315
Adjusted operating income	$31,737	$31,915	$57,639	$58,212

Adjusted operating income per common share - assuming dilution	$1.28	$1.28	$2.32	$2.33

(a) Net of adjustments, as applicable, to amortization of unearned revenue reserves, deferred acquisition costs, value of insurance in force acquired, interest sensitive policy reserves and income taxes attributable to these items.

(2) Premiums Collected - Net statutory premiums collected is a non-GAAP measure and includes premiums collected from annuities and universal life-type products. It is a useful metric for investors as it is a measure of sales production.
For GAAP reporting, these premiums received are not reported as revenues.

(3) Reconciliation of Book Value Per Share Excluding Accumulated Other Comprehensive Income - Unaudited

	June 30, 2019	December 31, 2018
Book value per share	$56.55	$47.78
Less: Per share impact of accumulated other comprehensive income	12.28	3.69
Book value per share, excluding accumulated other comprehensive income	$44.27	$44.09

Book value per share excluding accumulated other comprehensive income is a non-GAAP financial measure. Accumulated other comprehensive income totaled $302.8 million at June 30, 2019 and $91.3 million at December 31, 2018. Since accumulated other comprehensive income fluctuates from quarter to quarter due to unrealized changes in the fair value of investments caused principally by changes in market interest rates, FBL Financial Group believes this non-GAAP financial measure provides useful supplemental information.

FBL Financial Group, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	June 30, 2019	December 31, 2018
Assets
Investments	$8,869,910	$8,414,118
Cash and cash equivalents	13,854	19,035
Deferred acquisition costs	314,301	418,802
Other assets	436,454	420,394
Assets held in separate accounts	625,177	561,281
Total assets	$10,259,696	$9,833,630

Liabilities and stockholders' equity
Liabilities
Future policy benefits	$7,298,402	$7,205,471
Other policy funds, claims and benefits	601,038	615,177
Debt	97,000	97,000
Other liabilities	240,537	170,442
Liabilities related to separate accounts	625,177	561,281
Total liabilities	8,862,154	8,649,371

Stockholders' equity
FBL Financial Group, Inc. stockholders' equity:
Preferred stock	3,000	3,000
Class A common stock	152,454	152,652
Class B common stock	72	72
Accumulated other comprehensive income	302,793	91,318
Retained earnings	939,143	937,097
Total FBL Financial Group, Inc. stockholders' equity	1,397,462	1,184,139
Noncontrolling interest	80	120
Total stockholders' equity	1,397,542	1,184,259
Total liabilities and stockholders' equity	$10,259,696	$9,833,630

Common shares outstanding	24,659,885	24,718,815

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